EXECUTIVE OFFICER RESIGNS

NEW YORK, February 3, 2009 -- New York Mortgage Trust, Inc. (NASDAQ Capital Market: NYMT)

On February 3, 2009, David A. Akre, Co-Chief Executive Officer of the Company and a member of its Board of Directors, resigned from all positions with the Company effective immediately.  The Company wishes Mr. Akre well in his future endeavors.

Steven R. Mumma, Co-Chief Executive Officer, President and Chief Financial Officer of the Company and a member of the Company's Board of Directors, became the Company's sole Chief Executive Officer, while retaining his other positions with the Company.

About New York Mortgage Trust
New York Mortgage Trust, Inc. is a self-advised real estate investment trust (REIT) in the business of investing in and managing a portfolio of Agency mortgage-backed securities (MBS), prime credit quality residential adjustable rate mortgage (ARM) loans and non-agency mortgage-backed securities. As a REIT, the Company is not subject to federal income tax, provided that it distributes at least 90% of its REIT income to stockholders.

For Further Information
AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Steven R. Mumma, Co-CEO, President, Chief Financial Officer	Joe Calabrese (General) 212-827-3772
Phone: 212-792-0107	Scott Eckstein (Analysts) 212-827-3766
Email: smumma@nymtrust.com

Certain statements contained in this press release may be deemed to be forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond the Company's control. The Company faces many risks that could cause its actual performance to differ materially from the results predicted by its forward-looking statements, including, without limitation, a rise in interest rates or a unfavorable change in prepayment rates may cause a decline in the market value of the Company's assets, borrowings to finance the purchase of assets may not be available on favorable terms, the Company may not be able to maintain its qualification as a REIT for federal tax purposes, the Company may be exposed to the risks associated with investing in mortgage loans, including changes in loan delinquencies, and the Company's hedging strategies may not be effective. The reports that the Company files with the Securities and Exchange Commission contain a fuller description of these and many other risks to which the Company is subject. Because of those risks, the Company's actual results, performance or achievements may differ materially from the results, performance or achievements contemplated by its forward- looking statements. The information set forth in this news release represents management's current expectations and intentions. The Company assumes no responsibility to issue updates to the forward-looking matters discussed in this press release.